UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2014, Apollo Commercial Real Estate Finance, Inc. (the “Company”) issued $143,750,000 aggregate principal amount of 5.50% Convertible Senior Notes due 2019 (the “Notes”), which includes $18,750,000 aggregate principal amount of the Notes issued pursuant to the underwriters’ exercise in full of their option to purchase additional Notes.

The Notes were issued pursuant to an indenture (the “Base Indenture”), dated as of March 17, 2014, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 17, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), with respect to the Notes.

The Notes bear interest at a rate of 5.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2014. The Notes will mature on March 15, 2019, unless earlier repurchased or converted. Upon conversion, holders of the Notes will receive cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election. If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or part of such holders’ Notes. The fundamental change repurchase price for the Notes generally will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Holders may convert all or a portion of their Notes into shares of Common Stock at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, unless the Notes have been previously been repurchased by the Company.

Any conversion of Notes into shares of Common Stock will be subject to certain ownership limitations (as more fully described in the Indenture). The initial conversion rate for each $1,000 aggregate principal amount of the Notes is 55.3649 shares of Common Stock, equivalent to a conversion price of approximately $18.06 per share of Common Stock, which is an approximately 10% premium to the closing price of the Common Stock on March 11, 2014. The conversion rate is subject to adjustment in certain circumstances. The Company may not redeem the Notes prior to the maturity date.

If an event of default (as defined in the Indenture) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable. In the case of an event of default arising out of certain events of bankruptcy, insolvency or reorganization (as set forth in the Indenture), 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

The Notes are senior unsecured obligations of the Company and senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; equal in right of payment to any existing and future liabilities of the Company that are not so subordinated; effectively junior in right of payment to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness, other liabilities (including trade payables) and (to the extent not held by the Company) preferred stock, if any, of the Company’s subsidiaries.

The preceding description is qualified in its entirety by reference to the Base Indenture and the Supplemental Indenture, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of March 17, 2014, between the Company and Wells Fargo Bank, National Association, as Trustee

4.2	First Supplemental Indenture, dated as of March 17, 2014, between the Company and Wells Fargo Bank, National Association, as Trustee (including the form of 5.50% Convertible Senior Note due 2019)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

Date: March 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated March 17, 2014, between the Company and Wells Fargo Bank, National Association, as Trustee

4.2	Supplemental Indenture, dated March 17, 2014, between the Company and Wells Fargo Bank, National Association, as Trustee (including the form of 5.50% Convertible Senior Note due 2019)